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Vote by phone solicitation letter
(Written)

Vote confirmation

(Shareholder name & address of record)

PUTNAM EMERGING MARKETS FUND
PUTNAM ASIA PACIFIC GROWTH FUND

Meeting of Shareholders August 8, 2002
Account:
Shares:

Votes Received:
(list proposal as on proxy card)

(FOR)  (AGAINST)  (ABSTAIN)

Dear Shareholder:

In connection with the above-referenced Meeting of Shareholders, this notice will confirm that your shares have been voted as indicated above in accordance with your telephone instructions. If any of the information is incorrect, please call 1-800-735-3428 immediately, and no later than 5:00 p.m. Eastern Time, on August 7, 2002.

Thank you for your cooperation.

Very truly yours,
(Solicitation Agent)

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Vote-By-Phone Solicitation Script for
PUTNAM EMERGING MARKETS FUND
PUTNAM ASIA PACIFIC GROWTH FUND

This script provides information to the shareholder and solicits their vote by phone, to be confirmed by written confirmation.

Good Morning/Afternoon/Evening. May I please speak with (name of shareholder)? I am representing Putnam Investments in Boston. I am calling in connection with the upcoming shareholder meeting for Putnam Emerging Markets Fund/ Putnam Asia Pacific Growth Fund [choose one] for which you recently received a proxy statement requesting your vote.

To verify that I am speaking with the shareholder of record, may I confirm that you are (name of shareholder of record) and that your address of record is (address of record)? Can I also confirm your (account number)?

(If the person is unwilling to confirm this information, thank them for their time and terminate the call.)

We have not yet received your proxy card. Do you have any questions regarding the proposal being presented at the meeting that I can clarify for you?

(If there are questions regarding the proposal, please refer to the Q & A attached.)

Would you like to vote by telephone?

(If not, ask the shareholder if they would like another proxy card, thank them for their time and terminate the call. If so, proceed as follows:)

We previously sent you a letter describing our procedures for voting your shares by telephone.

I will now paraphrase the proxy card so that you can provide us with your voting instructions. The proxy card generally states the following:

By authorizing your shares to be voted at the meeting you are appointing John A. Hill, Robert E. Patterson, and W. Nicholas Thorndike, and each of them separately, as proxies, with the power of substitution, and authorizing them to represent and vote your shares at the meeting of shareholders of Putnam Emerging Markets Fund/Putnam Asia Pacific Growth Fund on August 8 at 11:00 a.m., Eastern Time, and at any adjournments thereof.

When properly authorized, this proxy will be voted in the manner directed by the shareholder. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

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The proxy card requests your vote on the following proposal.

The Trustees are recommending a vote in favor the proposal to [choose one]:

1. Approval of an Agreement and Plan of Reorganization between Putnam Emerging Markets Fund and Putnam International Growth Fund and the transactions contemplated thereby. In this merger, Putnam International Growth Fund will acquire all of the assets of Putnam Emerging Markets Fund in exchange for the issuance and delivery to Putnam Emerging Markets Fund of shares of beneficial interest of Putnam International Growth Fund and the assumption by Putnam International Growth Fund of all of the liabilities of Putnam Emerging Markets Fund.

[Merge PUTNAM EMERGING MARKETS FUND into Putnam International Growth Fund. In this merger, your shares of Putnam Emerging Markets Fund would, in effect, be exchanged on a tax-free basis for shares of Putnam International Growth Fund with an equal total net asset value.]

2. Approval of an Agreement and Plan of Reorganization between Putnam Asia Pacific Growth Fund and Putnam International Growth Fund and the transactions contemplated thereby. In this merger, Putnam International Growth Fund will acquire all of the assets of Putnam Asia Pacific Growth Fund in exchange for the issuance and delivery to Putnam Asia Pacific Growth of shares of beneficial interest of Putnam International Growth Fund and the assumption by Putnam International Growth Fund of all of the liabilities of Putnam Asia Pacific Growth Fund.

[Merge PUTNAM ASIA PACIFIC GROWTH FUND into Putnam International Growth Fund. In this merger, your shares of Putnam Asia Pacific Growth Fund would, in effect, be exchanged on a tax-free basis for shares of Putnam International Growth Fund with an equal total net asset value.]

How would you like to vote on this proposal? Would you like to vote for the proposal, against the proposal, or would you like to abstain from voting on this proposal?

Thank you.

I will now repeat your instructions on the proposals:

You:

(Voted for, Voted against, Abstained from) the proposal to approve the proposed merger of Putnam Emerging Markets Fund [Putnam Asia Pacific Growth Fund] into Putnam International Growth Fund.

Is this correct?

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Thank you.

We will be sending you a written confirmation of your vote. Please call us if the information on the confirmation is incorrect.

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Q&A ON PUTNAM EMERGING MARKETS FUND AND PUTNAM ASIA PACIFIC GROWTH FUND MERGERS
INTO PUTNAM INTERNATIONAL GROWTH FUND

On May 28, 2002, a combined prospectus/proxy statement was sent to shareholders of Putnam Emerging Markets Fund and Putnam Asia Pacific Growth Fund. Listed below are answers to the questions and concerns shareholders are likely to have regarding the proposal to merge Putnam Emerging Markets Fund and Putnam Asia Pacific Growth Fund into Putnam International Growth Fund.

1. WHAT IS BEING PROPOSED?

FOR PUTNAM EMERGING MARKETS FUND SHAREHOLDERS
The Trustees are recommending that shareholders approve the merger of Putnam Emerging Markets Fund into Putnam International Growth Fund and the related transactions contemplated by the Agreement and Plan of Reorganization. If approved by shareholders, all Putnam Emerging Markets Fund assets will be transferred to Putnam International Growth Fund.

FOR PUTNAM ASIA PACIFIC GROWTH FUND SHAREHOLDERS
The Trustees are recommending that shareholders approve the merger of Putnam Asia Pacific Growth into Putnam International Growth Fund and the related transactions contemplated by the Agreement and Plan of Reorganization. If approved by shareholders, all Putnam Asia Pacific Growth assets will be transferred to Putnam International Growth Fund.

2. WHAT WILL HAPPEN TO MY SHARES OF PUTNAM EMERGING MARKETS FUND OR PUTNAM ASIA PACIFIC GROWTH FUND AS A RESULT OF THE MERGER?

Your shares of Putnam Asia Pacific Growth Fund or Putnam Emerging Markets Fund will be exchanged on a tax-free basis for shares of Putnam International Growth Fund with an equal aggregate net asset value on the date of the merger. Your share balance will differ, but your account value will not.

3. WHEN WOULD THE MERGERS OCCUR?

If approved by shareholders at the August 8, 2002 meeting, it is expected that the mergers would occur on or about August 19, 2002.

4. WHY ARE THE TRUSTEES PROPOSING THE TRANSACTION?

PUTNAM EMERGING MARKETS FUND AND INTERNATIONAL GROWTH
Emerging markets is a volatile sector that exhibits "shock events" that tend to result in large performance moves that are typically followed by investor migration either into or out of the sector. This fund has experienced significant volatility, and is now relatively small. Shareholders are expected to benefit from potentially lower expenses provided by the larger asset base of the merged fund. Putnam International Growth Fund provides

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exposure to the emerging markets sector. In addition, Putnam International
Growth Fund is more broadly diversified, helping to reduce volatility.

PUTNAM ASIA PACIFIC GROWTH FUND AND PUTNAM INTERNATIONAL GROWTH FUND Asia-Pacific markets have proven to be extremely volatile in the past several years, a trend exacerbated by the continuing economic slump in Japan. This fund has experienced significant volatility, and is now relatively small. Shareholders are expected to benefit from potentially lower expenses provided by the larger asset base of the merged fund. Putnam International Growth Fund provides exposure to Asia-Pacific markets. In addition, Putnam International Growth Fund is more broadly diversified, helping to reduce volatility.

5. HOW DO THE INVESTMENT OBJECTIVES, POLICIES, AND RESTRICTIONS OF THE TWO FUNDS COMPARE?

The goals of PUTNAM EMERGING MARKETS FUND AND PUTNAM INTERNATIONAL GROWTH FUND are generally similar. While Putnam Emerging Markets Fund seeks long-term capital appreciation, Putnam International Growth Fund seeks capital appreciation. Emerging Markets invests mainly in common stocks of companies in emerging markets. Putnam International Growth Fund invests mainly in stocks issued by companies outside the U.S. Putnam Emerging Markets Fund invests, under normal circumstances, at least 80% of its net assts in emerging-market investments. Unlike Putnam Emerging Markets Fund, Putnam International Growth Fund does not have a policy to invest in either developed or emerging markets.

PUTNAM ASIA PACIFIC GROWTH FUND AND PUTNAM INTERNATIONAL GROWTH FUND have the same investment goal of seeking capital appreciation. The investment policies of the funds differ principally with respect to geographic focus. While Putnam Asia Pacific Growth Fund invests mainly in common stocks of Asian or Pacific-Basin companies, Putnam International Growth Fund invests mainly in stocks issued by companies outside the U.S. Putnam Asia Pacific Growth Fund invests, under normal circumstances, at least 85% of its net assets in Asian or Pacific-Basin companies. Unlike Putnam Asia Pacific Growth Fund, Putnam International Growth Fund does not have a policy to invest in particular countries. In addition, the funds share the same fundamental investment policies.

Although both funds may invest in companies of any size, Putnam International Growth Fund invests mainly in midsize and large companies while Putnam Emerging Markets Fund invests significantly in small and midsize companies. In addition, the funds share the same fundamental investment policies, except that Putnam Emerging Markets Fund may enter into repurchase agreements with respect to not more than 25% of its total assets and may lend its portfolio securities with respect to not more than 25% of its total assets. Putnam International Growth Fund does not have similar limitations.

6. HOW DO THE RISKS OF INVESTING IN THE FUNDS COMPARE?

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[Choose one]
The risks of an investment in Putnam International Growth Fund are generally similar to the risks of an investment in PUTNAM EMERGING MARKETS FUND except that Putnam International Growth Fund is not typically subject to the risk of investing in small or midsize companies or emerging markets to the same extent.

The risks of an investment in Putnam International Growth Fund are generally similar to the risks of an investment in PUTNAM ASIA PACIFIC GROWTH FUND except that Putnam International Growth Fund is not typically subject to the risk of investing mainly in one geographic region to the same extent.

Any investment carries with it some level of risk that generally reflects its potential for reward. You can lose money by investing in the fund.

7. HOW DO THE FEES AND EXPENSES OF THE TWO FUNDS COMPARE, AND WHAT ARE THEY ESTIMATED TO BE FOLLOWING THE MERGER?

Similarly, the merger between PUTNAM EMERGING MARKETS FUND and Putnam International Growth Fund is expected to result in decreased management fees and total expenses for shareholders of Putnam Emerging Markets Fund.

The merger between PUTNAM ASIA PACIFIC GROWTH FUND and Putnam International Growth Fund is expected to result in decreased management fees and total expenses for shareholders of Putnam Asia Pacific Growth Fund.

8. ARE THERE ANY TAX CONSEQUENCES AS A RESULT OF THE PROPOSED TRANSACTION?

For shareholders who remain invested in the fund throughout the merger process, it is not a taxable event, and a Form 1099 will not be generated. However, any exchange made prior to the merger is a taxable event.

9. WILL MY DIVIDENDS BE AFFECTED BY THE TRANSACTION?

The frequency of your dividends should not change, since all three funds pay an annual dividend from net investment income and distribute any net realized capital gains at least annually. However, the amount of these distributions will reflect the investment policies and dividend policies of Putnam International Growth Fund. Information regarding the dividends paid by Putnam International Growth Fund in recent years is included in the "Financial Highlights" section of the combined prospectus/proxy statement.

10. WILL I STILL BE ABLE TO PARTICIPATE IN A DIVIDEND REINVESTMENT PLAN?

Yes. If you currently participate in your fund's dividend reinvestment plan, you will be automatically enrolled in the dividend reinvestment plan for Putnam International Growth Fund.

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11. WILL THE NUMBER OF SHARES I OWN CHANGE?

Yes, the number of shares you own will change, but the total value of the shares of Putnam International Growth Fund you receive will equal the total value of shares of your fund that you hold at the time of the merger.

12.  HOW WILL I BE NOTIFIED OF THE OUTCOME OF THE MERGER VOTE TRANSACTION?

If shareholders approve the proposed merger, you will receive confirmation after the merger is completed. Otherwise, you will be notified in the next annual report of your fund.

15. WHAT DO I DO WITH MY CERTIFICATE?

(If shareholder holds certificate shares, add the following):

If you hold certificates for your Putnam Emerging Markets Fund [Putnam Asia Pacific Growth Fund] shares, you should return them to the fund. Send your share certificates by regular mail to:
Putnam Investor Services
P.O. Box 41203
Providence, RI 02940

For overnight delivery, please use the following address:
Putnam Investor Services
Investors Way
Norwood, MA 02062

Failure to do so will affect your ability to take certain actions with respect to the shares you receive in the transaction, including selling the shares.